Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Vernon A. LoForti (“Executive”) and Overland Storage, Inc. (the “Company”) and is effective on September 28, 2009.

1. Termination of Employment and Resignation from Board of Directors. Executive’s employment with the Company pursuant to the Employment Agreement executed September 27, 2007 and effective August 7, 2007 (the “Employment Agreement”) terminated September 28, 2009 (the “Termination Date”). Executive previously resigned from the Board of Directors of the Company on January 27, 2009 pursuant to the Resignation of Director and Agreement Regarding Option Grant (the “Resignation Agreement”) which also modified the Employment Agreement.

2. Standard Entitlements. Executive acknowledges his prior receipt in full of the Standard Entitlements (as defined in the Employment Agreement).

3. Additional Payment and Benefits. Should Executive enter into and not revoke the General Release attached hereto as Exhibit A, Executive will receive the following benefits (the “Benefits”) after the Effective Date of the aforementioned General Release. All such benefits will be subject to payroll withholding taxes to the extent required under applicable law.

a.	The Company will provide Executive with a payment of Three Hundred Thousand Dollars ($300,000) payable in accordance with the Company’s regular payroll practices in pro-rated installments for the 12 months following the Termination Date; provided, however, that in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and as required under Section 11 of the Employment Agreement, those installment payments otherwise due from the Termination Date through March 31, 2010 shall not be paid in installments and shall instead be deferred and paid in a single lump sum April 1, 2010.

b.

Assuming Executive elects to continue to participate in the Company’s standard medical and dental benefits as provided under COBRA and/or Cal-COBRA, the Company will pay the cost thereof for up to one year following the Termination Date if Executive provides written notice of such election to the Company within the time prescribed by law for electing COBRA and/or Cal-COBRA coverage. In addition to the COBRA coverage Company will extend supplemental executive health reimbursement benefits. This benefit is limited to out-of-pocket expenses covering: Prescription medications, dollar co-payments, and percentage co-payments. This benefit will terminate on the earlier of twelve (12) months following the Separation Date or the date Executive secures full-time employment and becomes eligible for health care coverage.

4. Equity Awards. Notwithstanding anything to the contrary set forth in the Employment Agreement, in any stock option or restricted stock award between the Company and Executive (collectively, “Awards”), or in any equity plan of the Company, (a) any stock option Award shall be exercisable any time prior to the earlier of (i) the date that is one hundred eighty (180) days after the Termination Date or (ii) the date that is ten (10) years after the date such stock option Award was granted, (b) with respect to the incentive stock option Award granted by the Company to Executive on January 27, 2009 (and consistent with the Resignation Agreement), Executive’s service to the Company and all vesting under such incentive stock option Award shall be deemed to have ceased upon the Termination Date, and (c) all unvested restricted stock Awards shall be permanently forfeited to the Company on the Termination Date. Executive acknowledges that the extension of the right to exercise any stock option Award that is an incentive stock option as provided in (a) above shall cause such stock option Award to no longer be treated as an incentive stock option under Section 422 of the Code.

5. Trade Secrets and Confidential Information. Executive acknowledges and affirms existing agreements and provisions that provide that during Executive’s employment, Executive had access to trade secrets and confidential information about the Company, its products and services, its customers, and its methods of doing business. Executive agrees that Executive shall not disclose any information relating to the trade secrets or confidential information of the Company or its customers which has not already been disclosed to the general public.

6. Return of Company Property. Except as set forth in Section 3(e) above, Executive (a) agrees to comply with all policies and procedures of the Company to which he is subject; (b) represents that all the Company property, including but not limited to keys, equipment, and credit cards, has been returned to the Company; and (c) agrees to cooperate with the Company in arranging for an orderly transfer of files and projects.

7. Entire Agreement. This Agreement and the General Release attached hereto as Exhibit A, constitute the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including, without limitation, the Employment Agreement, the Retention Agreement executed September 27, 2007 effective August 7, 2007 and the Resignation Agreement, except as specifically set forth herein or in the General Release.

8. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

9. Amendment. This Agreement may be amended or supplemented only by a writing signed by Executive and the Company.

10. CIRCULAR 230 DISCLAIMER. EXECUTIVE ACKNOWLEDGES AND AGREES THAT (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) EXECUTIVE (A) HAS RELIED EXCLUSIVELY UPON HER OR ITS OWN, INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT, (B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON EXECUTIVE; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY’S OR ADVISER’S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY EXECUTIVE OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

EXECUTIVE

Date: Dec. 24, 2009	/s/ V. A. LoForti
Vernon A. LoForti

OVERLAND STORAGE, INC.

Date: December 27, 2009	By:	/s/ Eric Kelly
	Name:	Eric L. Kelly
	Title:	Chief Executive Officer

Exhibit A

GENERAL RELEASE

This GENERAL RELEASE (“Release”) is entered into effective as of the date set forth below by and between Overland Storage, Inc., a California corporation, having its principal offices at 4820 Overland Avenue, San Diego, California 92123 (the “Company”) and Vernon A. LoForti, an individual (“Employee”), with reference to the following facts:

RECITALS

A. The parties entered into an Employment Agreement (the “Agreement”) executed September 27, 2007 effective as of August 7, 2007, by which the parties agreed that upon the occurrence of certain conditions, Employee would become eligible for the Benefits as defined in the attached Separation Agreement in exchange for Employee’s release of the Company from all claims which Employee may have against the Company as of the date of the termination of Employee’s employment.

B. The parties desire to dispose of, fully and completely, all claims which Employee may have against the Company in the manner set forth in this Release.

RELEASES

1. Release. Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, its officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to each party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at anytime had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay, options, benefits and monies owed by the Company to Employee. This release does not waive any claims which as a matter of law cannot be waived.

2. Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to him. Employee expressly waives all rights under §1542 of the California Civil Code, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.

3. Waiver of Certain Claims. Employee acknowledges that he has been advised in writing of his right to consult with an attorney prior to executing the waivers set out in this Release, and that he has been given a 21-day period in which to consider entering into the release of ADEA claims, if any. If Employee does not consider this Release for the full 21-day period, but instead signs and returns it earlier, Employee has done so voluntarily with the full understanding that Employee waived Employee’s right to the full 21-day period. In addition, Employee is hereby informed that Employee has seven (7) days following the date of signing of this Agreement in which to revoke this Release. Employee can revoke the Release by sending notice of his revocation to the attention of Eric L. Kelly at the Company. If Employee does not send such written notice of revocation via U. S. Mail postmarked within 7 days, this Release shall become effective and irrevocable at 12:01 a.m. on the eighth (8th) day after Employee signs it (“Effective Date”).

4. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

5. Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

6. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Counterparts. This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

8. Dispute Resolution Procedures. Any dispute or claim arising out of this Release shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (“AAA”) or of the Judicial Arbitration and Mediation Services (“JAMS”) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA to the contrary, the parties will be entitled to conduct discovery (i.e. investigation of facts through depositions and other means) which shall be governed by California Code of Civil Procedure Section 1283.05 (the “CCP”). The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the CCP. The arbitrator will apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

9. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including, without limitation, the Employment Agreement, the Retention Agreement executed September 27, 2007 effective August 7, 2007, and the Resignation of Director and Agreement Regarding Option Grant effective January 27, 2009, except as specifically set forth herein or in the Separation Agreement.

10. Modification; Waivers. No modification, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

11. Amendment. This Agreement may be amended or supplemented only by a writing signed by Employee and the Company.

Date: Dec. 24, 2009	/s/ V. A. LoForti
Vernon A. LoForti

OVERLAND STORAGE, INC.

Date: December 27, 2009	By:	/s/ Eric Kelly
	Name:	Eric L. Kelly
	Title:	Chief Executive Officer